UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2014

State Bank Financial Corporation
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation)

001-35139	27-1744232
(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

(404) 475-6599
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02(e). Compensatory Arrangements of Certain Officers

As previously disclosed on December 15, 2014, the board of directors of State Bank Financial Corporation (the “Company”) has approved a realignment of the management team of the Company and its subsidiary bank, State Bank and Trust Company (the “Bank”). Effective January 1, 2015, Joseph W. Evans will serve as Chief Executive Officer of the Company and as Chairman of the Company and the Bank, J. Thomas Wiley, Jr. will serve as Chief Executive Officer of the Bank and as President and Vice Chairman of the Company and the Bank, J. Daniel Speight, Jr. will serve as General Counsel to the Company and as Secretary and Vice Chairman of the Company and the Bank, Kim M. Childers will serve as Chief Risk Officer and Vice Chairman of the Company and the Bank, and Stephen W. Doughty will serve as Senior Advisor to the Bank. In conjunction with the management realignment, on December 31, 2014, the Company and the Bank entered into Amended and Restated Employment Agreements with each of Messrs. Evans, Wiley, Speight, and Childers and the Bank entered into an Amended and Restated Employment Agreement with Mr. Doughty (each, an “Agreement” and collectively, the “Agreements”).

The Agreements of each of Messrs. Evans, Wiley, Speight, and Childers were amended to add the Company as a party to the Agreements, as well as to revise and add certain tax and regulatory compliance provisions. In addition, the Agreements were amended to require the executive to execute and not revoke a release of claims in order to receive severance benefits. As applicable, such Agreements were also amended to reflect any change in position or title, to consolidate any prior amendments, and to update certain outdated provisions.

Mr. Doughty’s Agreement was amended to provide that Mr. Doughty will serve in a nonexecutive role as Senior Advisor of the Bank with a term ending at June 30, 2016 (unless earlier terminated pursuant to the terms of the Agreement). As Senior Advisor, Mr. Doughty will provide management consulting support to the Bank at the direction of its chief executive officer and board of directors. The Agreement provides for base salary of $12,000 per month, a cash bonus payment due no later than March 15, 2015, and revised severance and noncompete provisions reflecting his new role with the Bank. In addition, the Agreement was amended to require Mr. Doughty to execute and not revoke a release of claims in order to receive severance benefits.

In addition, as previously disclosed on October 14, 2014, effective January 1, 2015, Thomas L. Callicutt, Jr. resigned from his position as Chief Financial Officer and Executive Vice President of the Company and the Bank. In conjunction with his resignation, on December 31, 2014, the Company and the Bank entered into an amended offer letter with Mr. Callicutt, pursuant to which Mr. Callicutt will serve in a nonexecutive role as a Senior Advisor to the Company and the Bank until his retirement on September 30, 2015 (the “Offer Letter”). Under the Offer Letter, Mr. Callicutt will receive an annual base salary of $300,000 and will remain eligible for bonuses for services rendered in 2014, but he will no longer participate in the Company’s performance bonus or stock incentive plans as of January 1, 2015. In addition, as of September 30, 2015, the Separation Agreement between Mr. Callicutt and the Bank dated March 15, 2013 will terminate and Mr. Callicutt will have no rights to any payments thereunder. Mr. Callicutt’s obligations provided in Section 4(e) and (f) of the Separation Agreement regarding Non-Solicitation of Customers, Non-Solicitation of Employees and Bank Information, however, shall survive the termination of the Separation Agreement for a period of one year following his retirement on September 30, 2015.

The foregoing descriptions of the Agreements for Messrs. Evans, Wiley, Speight, Childers, and Doughty and the Offer Letter for Mr. Callicutt do not purport to be complete and are qualified in their entirety by reference to the Agreements, which are incorporated herein by reference as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, and 10.6 respectively.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit
10.1	Amended and Restated Employment Agreement dated December 31, 2014, by and among Joseph W. Evans, State Bank Financial Corporation, and State Bank and Trust Company.
10.2	Amended and Restated Employment Agreement dated December 31, 2014, by and among J. Thomas Wiley, State Bank Financial Corporation, and State Bank and Trust Company.
10.3	Amended and Restated Employment Agreement dated December 31, 2014, by and among J. Daniel Speight, State Bank Financial Corporation, and State Bank and Trust Company.
10.4	Amended and Restated Employment Agreement dated December 31, 2014, by and among Kim M. Childers, State Bank Financial Corporation, and State Bank and Trust Company.
10.5	Amended and Restated Employment Agreement dated December 31, 2014, by and between Stephen W. Doughty and State Bank and Trust Company.
10.6	Amendment to Offer Letter dated December 31, 2014, by and between Thomas L. Callicutt, Jr., State Bank Financial Corporation and State Bank and Trust Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE BANK FINANCIAL CORPORATION

Dated: January 2, 2015	By:	/s/ Sheila E. Ray
Sheila E. Ray
Chief Financial Officer